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                                                      EXHIBIT 5 & 23(b)



September 17, 1999




The Toro Company
8111 Lyndale Avenue South
Minneapolis, Minnesota 55420

     Re:  Registration Statement on Form S-8

Gentlemen:

     I am Vice President, Secretary and General Counsel of The Toro Company (the "Company"). In connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission relating to an aggregate of up to 500,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), and up to 500,000 related Preferred Share Purchase Rights (the "Rights") of the Company to be offered in connection with The Toro Company Performance Share Plan, please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that:

     1. The shares of Common Stock being offered by the Company, when issued in accordance with proper corporate authorizations, will be legally issued, fully paid and non-assessable; and

     2. The Rights, if and when issued as contemplated by the Rights Agreement dated as of May 20, 1998 (the "Rights Agreement"), as it may be amended from time to time, will have been legally issued and entitled to the benefits of the Rights Agreement pursuant to which they will be issued.

     I hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement, and to the reference to my name under the heading "Interests of Named Experts and Counsel" contained in the Registration Statement.

Sincerely,



J. Lawrence McIntyre
Vice President, Secretary
and General Counsel